Exhibit (k)(1)(f)

StepStone Group Private Wealth LLC 128 S Tryon St., Suite 1600

Charlotte, NC 28202

Re: Amendment No. 2 to Administration Agreement for StepStone Private Credit Income Fund Date: February 19, 2026

Dear Sir or Madam:

As you know, we are party to an Administration Agreement dated as of April 16, 2024, as amended on April 1, 2025, with respect to StepStone Private Credit Income Fund (the “Agreement”). Please be advised that, pursuant to the terms of the Agreement, we wish to amend the Agreement as of the date hereof to revise the fee schedule, which shall be effective as of April 1, 2026. The proposed amended Schedule A to the Agreement is attached hereto.

Regards,

STEPSTONE GROUP PRIVATE WEALTH LLC

By: /s/ Tim Smith______

Name: Tim Smith Title: CFO & COO

Accepted and Agreed to:

STEPSTONE PRIVATE CREDIT INCOME FUND

By: /s/ Dean Caruvana____

Name: Dean Caruvana Title: Secretary and CCO

StepStone Private Credit Income Fund

Schedule A Fees

Net Assets	Annual Rate
First $500 million	0.175%
Next $500 million	0.120%
Assets over $1 billion	0.110%